Exhibit 99.B(g)1

CUSTODIAN AGREEMENT

BETWEEN

SM&R INVESTMENTS, INC.

AND

MOODY NATIONAL BANK

THIS CUSTODIAN AGREEMENT (the “Agreement”) is made and entered into this 10th day of September, 2009, by and between MOODY NATIONAL BANK, a national banking association hereinafter referred to as the “Custodian,” and SM&R INVESTMENTS, INC., a Maryland corporation hereinafter referred to as the “Fund.”

WHEREAS, the Fund is authorized to issue shares of common stock or shares of beneficial interest in separate series, each of which represents an interest in a separate portfolio of cash, securities and other assets (all such existing and additional series now or hereafter listed in Exhibit “A” being hereinafter referred to individually and collectively as “Series”); and

WHEREAS, the Fund desires to appoint the Custodian as custodian on behalf of each of its Series in accordance with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder, under the terms and conditions set forth in this Agreement, and the Custodian has agreed to so act as custodian.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.             Employment of Custodian and Property to be Held by It.

The Fund hereby employs the Custodian as the custodian of the Series’ assets pursuant to the provisions of the Fund’s Articles of Incorporation.  The Fund agrees to deliver to the Custodian all securities and cash owned by the Series, and all payments of income, with respect to all securities owned by the Series from time to time.  The Custodian shall not be responsible for any property of the Series held or received by the Fund and not delivered to the Custodian.

2.             Duties of the Custodian With Respect To Property of the Fund Held By the Custodian.

2.1           Holding Securities.  The Custodian shall hold and physically segregate for the account of each Series all non-cash property, including all securities owned by the Fund on behalf of the Series, other than securities which are maintained pursuant to Section 2.9 by the Depository Trust Company or in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as a “Securities System.”

2.2           Delivery of Securities.  The Custodian shall release and deliver securities owned by the Fund on behalf of the Series held by the Custodian or in a Securities System account of the Custodian only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

(1)           Upon sale of such securities for the account of the Fund and receipt of payment therefor;

(2)           Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Fund;

(3)           In the case of a sale effected through a Securities System, upon receipt of advice from the Securities System that payment for such securities has been transferred to the account of the Custodian and the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the applicable Series;

(4)           To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable;  provided, that in any such case, the cash or other consideration is to be delivered to the Custodian;

(5)           To the issuer thereof, or its agent, for transfer into the name of the Fund or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent or subcustodian appointed pursuant to Section 2.8; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided, that in any such case, the new securities are to be delivered to the Custodian;

(6)           Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own negligence or willful misconduct;

(7)           For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided, that in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

(8)           In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided, that in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

(9)           For delivery in connection with any loans of securities made by the Fund, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of securities owned by the Fund prior to the receipt of such collateral;

(10)         For delivery as security in connection with any borrowings by the Fund requiring a pledge of assets by the Fund, but only against receipt of amounts borrowed;

(11)         For delivery in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and a member of The Financial Industry Regulatory Authority (“FINRA”), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund;

(12)         For delivery in accordance with the provisions of any agreement among the Fund, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund; and

(13)         For any other proper purpose, but only upon receipt of Proper Instructions from the Fund on behalf of the applicable Series specifying (a) the securities of the Series to be delivered and (b) the person or persons to whom delivery of such securities shall be made.

2.3           Registration of Securities.  The Custodian shall at all times hold registered securities of each Series in the name of the Custodian, the Series or a nominee of either of them, unless specifically directed by Proper Instructions to hold such registered securities in so-called street name; provided that, in any event, all such securities and other assets shall be held in an account of the Custodian containing only assets of a Series, or only assets held by the Custodian as a fiduciary or custodian for customers; and provided further, that the records of the Custodian shall indicate at all times the Series or other customer for which such securities and other assets are held in such account and the respective interests therein. If the Fund directs the Custodian to maintain securities in street name, the Custodian shall use its best efforts only to timely collect income due the Fund on such securities and to notify the

Fund on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

2.4           Bank Accounts.  The Custodian shall open and maintain a separate bank account or accounts in the name of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund, other than cash maintained by the Fund in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act.  Such bank account or accounts may be opened and maintained by the Custodian for the Fund in any banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company, other than Custodian, and the funds to be deposited with each such bank or trust company shall be approved by vote of a majority of the Board of Directors of the Fund.  Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

2.5           Collection of Income.  The Custodian shall collect on a timely basis all income and other payments with respect to registered securities held hereunder to which the Fund shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer securities if, on the date of payment by the issuer, such securities are held by the Custodian or agent thereof and shall credit such income, as collected, to the Fund’s custodian account. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder.  Income due the Fund on securities loaned pursuant to the provisions of Section 2.2(10) shall be the responsibility of the Fund.  The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Fund is properly entitled.

2.6           Payment of Fund Money.  Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of the Fund in the following cases only:

(1)           Upon the purchase of securities, options, futures contracts or options on futures contracts for the account of the Fund but only (a) against the delivery of such securities, or evidence of title to such options, futures contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer;  (b) in the case of a purchase effected through a Securities System, only upon receipt of advice from the Securities System that such securities have been transferred to the account of the Custodian and the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the applicable Series; (c) in the case of repurchase agreements entered into between the Fund and the Custodian, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Fund of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Fund; and (d) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign, such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund.

(2)           In connection with conversion, exchange or surrender of securities owned by the Fund as set forth in Section 2.2 hereof; and

(3)           For any other proper purpose, but only upon receipt of Proper Instructions from the Fund on behalf of the applicable Series specifying (a) the amount of such payment and (b) the person(s) or entity(ies) to whom such payments is to be made.

2.7           Liability for Payment in Advance of Receipt of Securities Purchased.  Except as specifically stated otherwise in this Agreement, in any and every case where payment for purchase of securities for the account of the Fund is made by the Custodian in advance of receipt of the securities purchased in the absence of Proper Instructions from the Fund to so pay in advance, the Custodian shall be absolutely liable to the Fund for such securities to the same extent as if the securities had been received by the Custodian, except that in the case of repurchase agreements entered into by the Fund with a bank which is a member of the Federal Reserve System, the Custodian may transfer funds to the account of such bank prior to the receipt of written evidence that the securities subject to such repurchase agreement have been transferred by book-entry into a segregated non-proprietary account of the Custodian maintained with the Federal Reserve Bank or of the safe-keeping receipt; provided, that such securities have in fact been so transferred by book-entry.

2.8           Appointment of Agents.  The Custodian may, at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act on behalf of one or more Series as a subcustodian for purposes of holding cash, securities and other assets of such Series and performing other functions of the Custodian; provided that, the Custodian shall notify the Fund in writing of the identity and qualifications of any proposed subcustodian at least thirty (30) days prior to the appointment of such custodian.  The Fund may, in its sole discretion, by written notice to the Custodian, disapprove of the appointment of such subcustodian.  If, following the expiration of thirty (30) days after the date of such notice, the Fund shall have failed to notify the Custodian of its disapproval thereof, the Custodian may, in its discretion, appoint such subcustodian.  The Custodian shall require any subcustodian to exercise due care in accordance with reasonable commercial standards in discharging its duties as subcustodian.  The appointment of any subcustodian shall not relieve the Custodian of its responsibilities or liabilities hereunder.

2.9           Deposit of Fund Assets in Securities Systems.  The Custodian may deposit and/or maintain Securities owned by a Series in a Securities System in accordance with applicable rules of the Federal Reserve Board and the Securities and Exchange Commission (“SEC”), if any, and subject to the following provisions:

(1) The Securities must be represented in an account (“Account”) of the Custodian in the Securities System which Account shall not contain any assets of the Custodian other than assets held as a fiduciary, custodian, or otherwise for customers and shall be so designated on the books and records of the Securities System.

(2) The Securities System shall be obligated to comply with the Custodian’s directions with respect to the securities held in such Account and shall not be entitled to a lien against the assets in such Account for extensions of credit to the Custodian other than for payment of the purchase price of such assets.

(3) The Fund hereby designates the Custodian as the party in whose name any securities deposited by the Custodian in the Account are to be registered or recorded.

(4) The books and records of the Custodian shall at all times identify those securities belonging to each Series which are maintained in a Securities System.

(5) The Custodian shall at all times maintain suitable documentation, such as confirmations, position statements and other records, stored in an easily accessible format, commensurate with industry and regulatory standards, that shall identify transfers of securities from the Securities System for the account of the Series. The Custodian shall deliver to the Fund on the next succeeding Business Day daily transaction reports which shall include each day’s transactions in the Securities System for the account of each applicable Series. Such transaction reports shall be delivered to the Fund or any agent designated by such Fund pursuant to Proper Instructions, by computer or in such other manner as such Fund and the Custodian may agree in writing.

(6) The Custodian shall, if requested by the Fund pursuant to Proper Instructions, provide such Fund with all reports obtained by the Custodian or any subcustodian with respect to a Securities System’s accounting system, internal accounting control and procedures for safeguarding securities deposited in the Securities System.

(7) Upon receipt of Proper Instructions executed by the Treasurer of the Fund, the Custodian shall terminate the use of any Securities System (except the federal book-entry system) on behalf of any Series as promptly as practicable and shall take all actions reasonably practicable to safeguard the securities of any Series maintained with such Securities System.

2.10         Segregated Account.  The Custodian shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.9 hereof, (i) in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Exchange Act and a member of FINRA (or any futures commission merchant registered under The Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund, (iii) for the purposes of compliance by the Fund with procedures required by 1940 Act Release No. 10666, or any subsequent release or releases of the SEC relating to the maintenance of segregated accounts by registered investment companies and (iv) for other proper purposes in accordance with Proper Instructions.

2.11         Ownership Certificates for Tax Purposes.  The Custodian shall execute ownership certificates and affidavits for all federal and state tax purposes in connection with the receipt of income or other payments with respect to securities of the Fund held by it and in connection with transfers of securities.

2.12         Proxies.  The Custodian shall, with respect to the securities held hereunder, cause to be promptly executed by the registered holders of such securities, if the securities are registered otherwise than in the name of the Fund or a nominee of the Fund, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices relating to such securities.

2.13         Communications Relating to Fund Portfolio Securities. The Custodian shall transmit promptly to the Fund all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Fund and the maturity of futures contracts purchased or sold by the Fund) received by the Custodian from issuers of the securities being held for the Fund.  With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer.  If the Fund desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Fund shall notify the Custodian at least one (1) business day prior to the date on which the Custodian is to take such action.  The Custodian shall also transmit promptly to the Fund for each applicable Series all written information received by the Custodian regarding any class action or other litigation in connection with Fund securities or other assets then held, or previously held during the term of this Agreement by the Custodian for the account of the Fund for such Series, including, but not limited to, opt-out notices and proof-of-claim forms.  For avoidance of doubt, upon and after the effective date of any termination of this Agreement with respect to the Fund or a Series, as may be applicable, the Custodian shall have no responsibility to so transmit any information under this Section 2.13.

2.14         Proper Instructions.  Proper Instructions, as such term is used throughout this Agreement, which may also be standing instructions, shall mean instructions received by the Custodian from the Fund, a Fund’s duly authorized investment adviser, or a person or entity duly authorized by either of them.  Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Custodian and the person(s) or entity giving such instruction, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian.  Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to provide such instructions with respect to the transaction involved.  The Fund shall cause all oral instructions to be confirmed in writing.

2.15         Actions Permitted Without Express Authority.  The Custodian may in its discretion, without express authority from the Fund:

(1)           make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement, provided, that all such payments shall be accounted for to the Fund;

(2)           surrender securities in temporary form for securities in definitive form;

(3)           endorse for collection, in the name of the Fund, checks, drafts and other negotiable instruments; and

(4)           in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Fund except as otherwise directed by the Board of Directors of the Fund.

2.16         Evidence of Authority.  The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Fund.  The Custodian may receive and accept a certified copy of a vote of the Board of Directors of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote, or (b) of any determination or of any action by the Board of Directors pursuant to the Articles of Incorporation as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

3.             Records.

The Custodian shall provide any assistance reasonably requested by the Fund in the preparation of reports to such Fund’s shareholders and others, audits of accounts, and other ministerial matters of like nature. The Custodian shall maintain, and shall require any subcustodian to maintain, complete and accurate records with respect to securities and other assets held for the accounts of each Series as required by the rules and regulations of the SEC applicable to investment companies registered under the 1940 Act, including: (a) journals or other records of original entry containing a detailed and itemized daily record of all receipts and deliveries of securities (including certificate and transaction identification numbers, if any), and all receipts and disbursements of cash; (b) ledgers or other records reflecting (i) securities in transfer, (ii) securities in physical possession, (iii) securities borrowed, loaned or collateralizing obligations of each Series, (iv) monies borrowed and monies loaned (together with a record of the collateral therefor and substitutions of such collateral), (v) dividends and interest received, (vi) the amount of tax withheld by any person in respect of any collection made by the Custodian or any subcustodian, and (vii) the amount of reclaims or refunds for foreign taxes paid; and (c) cancelled checks and bank records related thereto. The Custodian shall keep such other books and records as the Fund shall reasonably request. All such books and records maintained by the Custodian shall be maintained in a form acceptable to the Fund and in compliance with the rules and regulations of the SEC, including, but not limited to, books and records required to be maintained by Section 31(a) of the 1940 Act and the rules and regulations from time to time adopted thereunder. All books and records maintained by the Custodian pursuant to this Agreement shall at all times be the property of the Fund and shall be available during normal business hours for inspection and use by the Fund and its authorized employees agents, including, without limitation, its independent certified public accountants, and employees and agents of the Securities and Exchange Commission. Notwithstanding the preceding sentence, the Fund shall not take any actions or cause the Custodian to take any actions which would cause, either directly or indirectly, the Custodian to violate any applicable laws, regulations or orders.

4.             Opinion of Fund’s Independent Accountant.

The Custodian shall take all reasonable action, as the Fund may from time to time request, to enable the Fund to obtain from year to year a favorable opinion(s) from the Fund’s independent accountants with respect to Custodian’s activities hereunder in connection with the preparation of the Fund’s Form N-1A, Form N-SAR or other reports to the SEC and with respect to any other requirements of such Commission.

5.             Reports Regarding Internal Accounting Controls and Financial Strength.

The Custodian shall promptly provide the Fund, upon the request of the Fund, with such reports as are available concerning the internal accounting controls and financial strength of the Custodian.   The Custodian shall assist the Fund in obtaining an annual report under Statement on Auditing Standards No. 70 from any subcustodian appointed hereunder.

6.             Compensation of Custodian.

The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time between the Fund and the Custodian.

7.             Responsibility and Liability of Custodian.

So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for examining or ensuring the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties.  The Custodian is not at any time under any duty to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention, or disposition of Fund assets, nor shall the Custodian be obligated to inquire into the validity of any securities purchased or sold upon Proper Instructions.  The Custodian shall be held to the exercise of due care in accordance with reasonable commercial standards in carrying out the provisions of this Agreement, but shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence, including, without limitation, acting in accordance with any Proper Instructions.  It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

Except as may arise from the Custodian’s own negligence or willful misconduct or the negligence or willful misconduct of a subcustodian or agent, the Custodian shall be without liability to the Fund or any Series for any loss, liability, claim or expense resulting from or caused by any of the following: (i) events or circumstances beyond the reasonable control of the Custodian or any subcustodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts; (ii) errors by the Fund or its duly authorized investment adviser in their instructions to the Custodian provided such instructions have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s subcustodian or agent securities purchased or the remittance or payment in connection with securities sold; (v) any delay or failure of any company, corporation or other entity in charge of registering or transferring securities in the name of the Custodian, the Fund, the Custodian’s subcustodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other jurisdiction or any court of competent jurisdiction.  In no event shall Custodian be liable for indirect, special or consequential damages.

If the Fund requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund being liable for the payment of money or incurring liability of some other form, the Fund, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

If the Fund requires the Custodian to advance cash or securities for any purpose or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement.

8.             Insurance.

The Custodian shall maintain, and shall ensure that any subcustodian maintains, the usual and customary insurance coverage for custodial banking risks at levels considered reasonable and customary for the custodian banking industry covering the Custodian’s duties and activities as custodian for the Fund’s assets.  The Custodian shall provide the Fund a copy of such coverage upon request.  If Custodian makes any changes in such coverage during the term of this Agreement, the Custodian shall promptly disclose such change to the Fund.

9.             Effective Period, Termination and Amendment.

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties thereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however, that the Fund shall not amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of the Articles of Incorporation, and further provided, that the Fund may at any time by action of its Board of Directors (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Upon termination of the Agreement, the Fund shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements.

10.           Successor Custodian.

The Fund shall identify in any notice of termination of this Agreement a successor custodian or custodians to which the cash, securities and other assets of its Series shall be delivered upon such termination. Upon such termination, the Custodian shall deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities then held by it hereunder and shall transfer to an account of the successor custodian all of the Fund’s securities held in a Securities System and any cash held directly by the Custodian for the account of the Fund or any Series.

In the event that no written notice designating a successor custodian shall have been delivered to the Custodian on or before the date when such termination shall become effective, the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than $25,000,000 all securities, funds and other properties held by the Custodian and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement and to transfer to an account of such successor custodian all of the Fund’s securities held in any Securities System.  Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties, and the provisions of this Agreement relating to duties and obligations of the Custodian shall remain in full force and effect.

11.           Interpretive and Additional Provisions.

In connection with the operation of this Agreement, the Custodian and the Fund may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Articles of Incorporation of the Fund.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

12.           Texas Law to Apply.

This Agreement shall be construed and the provisions thereof interpreted under an in accordance with laws of the State of Texas.

13.           Additional Requirements.

Notwithstanding anything to the contrary contained above, the Custodian agrees that, until such time as it receives an opinion of counsel satisfying the Fund, that it is not an affiliate (as defined in the 1940 Act and rules and regulations issued thereunder) of the Fund, the Custodian and any subcustodian employed by the Custodian agrees to comply with Rule 17f-2 under the Investment Company Act of 1940, as such rule may be amended and/or superseded.

14.           Severability.

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.           Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and accordingly supersedes as of the effective date of this Agreement any custodian agreement or arrangement heretofore in effect between the Fund and the Custodian.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of September     , 2009.

SM&R INVESTMENTS, INC.

By:	/s/ MICHAEL W. MCCROSKEY
Michael W. McCroskey, President

MOODY NATIONAL BANK

By:	/s/ RICHARD S. CARDNER
Richard S. Cardner, Executive Vice President
and Chief Trust Officer

EXHIBIT “A”

LIST OF FUND SERIES

SM&R Growth Fund

SM&R Equity Income Fund

SM&R Balanced Fund

SM&R Government Bond Fund

SM&R Tax Free Fund

SM&R Primary Fund

SM&R Money Market Fund

MOODY NATIONAL BANK — TRUST DIVISION

CUSTODY ACCOUNT — SM&R (SPECIAL)

Fee Code #17

SCHEDULE OF ANNUAL FEES (Payable Monthly)

Current Market Value of Account	Percentage Rate
Total Market Value	.01 of 1%

MINIMUM ANNUAL FEE $0

TRANSACTIONS

$15.00 per transaction involving the purchase, sale, delivery, exchange, conversion distribution, maturity and/or write off of assets. $25.00 per transaction involving physical assets.

HOLDINGS

Fee Code #3

$3.00 per month, per security issue held.

EXTRAORDINARY SERVICES

The Bank shall be entitled to reasonable additional compensation in the event extraordinary services are required.